Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Total Assets Surpassing $2.5 Billion and Lower First Quarter Earnings

ARLINGTON, Va., Thursday, April 24, 2008—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the three months ended March 31, 2008.

First Quarter 2008 Results:

•                  Net income of $4.2 million, representing a 35.9% decrease from first quarter 2007

•                  Diluted earnings per share down 37.5% to $0.15

•                  Total non-performing assets and loans past due 90+ days rising to 1.01% of total assets, with net-charge-offs of  0.05%

•                  Assets, loans and deposits up 21.3%, 23.3% and 18.1%, respectively, year-over-year

•                  Total assets surpassing $2.5 billion for the first time

•                  Twenty-fifth branch opened, second in Fredericksburg, Virginia

Peter A. Converse, Chief Executive Officer, commented, “Obviously, we are disappointed with the increase in non-performing assets and the resulting decline in earnings from higher loan loss provisioning, caused by the downturn in the residential real estate market.  However, we feel we have a good grasp on the magnitude of risk in our real estate loan portfolio and are confident that we can navigate successfully through this challenging economic environment. We believe our risk management practices and monitoring systems will mitigate further deterioration in the loan portfolio, and by taking quick and decisive action to strengthen our reserves and address current and foreseeable asset quality issues, we expect to remain well-positioned to pursue our long-term growth and earnings goals.  I note that the current challenge to our earnings performance is largely limited to risks associated with the residential portion of our acquisition, construction and development loans (approximately 16% of our loan portfolio).  We have avoided other industry pitfalls such as sub-prime loans, collateralized debt obligations and structured investment vehicles.

Converse continued, “Of a more positive nature, our banking operations remain profitable despite heightened loan loss provisioning and our underlying business remains strong.  At quarter-end, we surpassed another milestone with total assets exceeding $2.5 billion and realized continued double-digit growth in loans, deposits and assets.  Growth opportunities for our franchise were further enhanced by the opening of our Central Park branch in Fredericksburg, our second in that market and twenty-fifth overall. We continue to be well-capitalized within regulatory guidelines and are committed to maintain our capital strength as we continue to grow and weather the current economic downturn.  To that end, we are evaluating various capital raising options for near-term utilization.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

First quarter earnings of $4.2 million were down $2.3 million, or 35.9%, from 2007 first quarter earnings of $6.5 million. On a diluted per share basis, as adjusted for a 10% stock dividend payable May 8, 2008, first quarter earnings were $0.15 compared to $0.24 for the first quarter of 2007, a decrease of 37.5%. Earnings for the three months ended March 31, 2008, were significantly impacted by $4.1 million in loan loss provisions. The higher provision was a result of increases in the level of nonperforming assets and other impaired loans, $946 thousand in net charge-offs, and overall loan portfolio growth.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $4.1 million for the three months ended March 31, 2008, compared to $360 thousand for the same period in 2007.  This was due to an increase in non-performing assets and loans 90+ days past due from $4.4 million at December 31, 2007, to $25.2 million, $946 thousand in net charge-offs, and higher net loan growth of $158.4 million for the first quarter of 2008 as compared to growth of $59.8 million for the prior year quarter. Loan growth in the quarter accounted for $1.2 million of the loan loss provisioning. Other impaired loans, which, although well-secured and currently performing, but in some instances requiring higher reserve levels, increased from $15.4 million at December 31, 2007, to $37.8 million at March 31, 2008. As a result, the allowance for loan losses to total loans increased from 1.14% at December 31, 2007, to 1.20% as of March 31, 2008.

As noted, nonperforming assets and loans 90+ days past due increased by approximately $20.8 million, to 1.01% of total assets.  The increase is primarily due to deterioration in five lending relationships, four of which represent residential construction and/or land development projects and one of which represents a manufacturing concern tied to the production housing industry.

During the quarter, the Bank foreclosed on a Loudoun County, Virginia property containing 34 raw single-family lots and one single-family dwelling, resulting in a charge-off of $219 thousand.  The Bank is carrying the property at its current “as is” appraised value of $5.7 million and intends to sell the finished home and complete development of the lots which, based upon a discounted value at completion, should result in a full recovery. A second builder relationship of $9.0 million consists of five loans on three single-family lots, a home under construction, a completed home under contract scheduled to close in April and the builder’s personal residence, all located in Great Falls, Oakton and McLean, Virginia.  These loans are fully secured based upon current appraisals.  A related loan totaling $2.1 million is impaired, but performing, and secured by 13 townhouses under construction. The third and fourth relationships represent two separate transactions totaling $3 million, involving a home under construction in Loudoun County, Virginia, and a single-family parcel in Fairfax, Virginia, where the lot yield is in litigation.  An aggregate of $1 million in specific reserves are set aside for these loans. The fifth relationship represents lines of credit, term loans and equipment loans totaling $4.1 million to a building product fabricator selling to the production housing industry and home improvement retailers.  This business is downsizing by closing unprofitable operating locations.  Related loans totaling $2.5 million to profitable locations are impaired but, performing.  Specific reserves of $1.3 million have been provided for this relationship.

Net charge-offs for the quarter of $946 thousand, or 0.05% of average loans outstanding, included the aforementioned $219 thousand relating to the foreclosure, with the balance spread among six small commercial loans totaling $706 thousand, and several consumer loans.  Collection of the small commercial loans was negatively impacted by a decline in residential property values which represented secondary collateral. As the Bank works through the process of resolving its non-performing loans, additional charge-offs are anticipated. However, a majority of these charge-offs have been addressed by specific reserves already established and should not require significant additional provisions. Overall, charge-offs are not anticipated to exceed 0.25% of average loans outstanding, in the aggregate, for the remainder of the year and non-performing assets are not anticipated to exceed current levels. These asset quality metrics could vary depending on evolving real estate market conditions.

Net Interest Income

Net interest income for the first quarter of $19.5 million was up 8.8% over the same quarter last year due to strong loan growth, as the net interest margin declined from 3.74% in the first quarter of 2007 to 3.34% for the three-month period ended March 31, 2008. On a sequential basis, the margin was down nineteen basis points from 3.53% in the fourth quarter of 2007.

The declines in the net interest margin continue to be primarily the result of lower yields on loans due to reductions in the prime rate from 8.25% in September 2007, to 5.25% presently, with a 200 basis point decline in the quarter ended March 31, 2008. As a result, the yield on loans fell from 7.98% for the three months ended March 31, 2007, to 7.10% in the current period, and was down fifty-five basis points sequentially.  On the funding side, ongoing strong competition for deposits in the local market has not allowed for the same level of decline in the cost of interest-bearing liabilities, which declined from 4.45% for the three months ended March 31, 2007, to 4.06% this quarter. Although it is expected that the Federal Open Market Committee will cut rates further, Management expects that the effect of future declines in the Fed funds rate will be mitigated as over $100 million of approximately $570 million in prime based loans have reached floor levels, and over $850 million in time deposits mature and are expected to be replaced with lower rate liabilities over the next six months. As a result, Management anticipates the margin will range from 3.25% to 3.50% over that time period.

Non-Interest Income

Non-interest income for the first quarter was down $231 thousand, or 12.4%, from $1.9 million in 2007, to $1.6 million with decreases in all categories except for an $81 thousand increase in deposit account service charges. Compared to the three months ended December 31, 2007, non-interest income was lower by $189 thousand. Reduced fees and net gains on mortgage loans held-for-sale account for the majority of decreased non-interest income, due to lower levels of originations being sold.

Non-Interest Expense

Non-interest expense increased $1.3 million, or 13.7%, from $9.5 million in the first quarter of 2007, to $10.8 million in the current period, and was up $384 thousand from the three months ended December 31, 2007. The majority of the year-over-year increase was due to the opening of five new branch locations and the resumption of FDIC insurance premiums in the second quarter of 2007, while the increase in the current period was mostly associated with the opening of the Bank’s twenty-fifth branch in January 2008.  As a result of these increases in expenses, as well as slower growth in net-interest income and lower non-interest income, the efficiency ratio rose from 48.0% in the first quarter of 2007 to 51.2% in the current period. Management expects higher levels in all non-interest expense categories in the second quarter with the opening of the Bank’s twenty-sixth branch on April 21.

Loans

Loans, net of allowance for loan losses, increased $393.5 million, or 23.3%, from $1.7 billion at March 31, 2007, to $2.1 billion at March 31, 2008. Non-farm, non-residential real estate loans increased $228.2 million, or 32.6%, one-to-four family residential loans increased $88.0 million, or 44.4%, commercial loans were up $59.7 million, or 30.7%, while real estate construction loans rose only $17.3 million, or 3.1%. Since December 31, 2007, loans are up $158.4 million, or 32.9%, on an annualized basis, with non-farm non-residential loans up $92.1 million, construction loans up $29.7 million and one-to-four family residential loans up $19.9 million. Increases in one-to-four family residential loans are due to the Bank holding more of its originations in portfolio rather than selling them, due to a reduction in demand and available products in the secondary market, while the growth in construction loans was concentrated in commercial real estate projects. Year-over-year, residential construction loans are down $46.0 million.

Deposits

Since March 31, 2007, deposits have increased $309.8 million, or 18.1%, from $1.7 billion to $2.0 billion, with savings and interest—bearing demand deposits increasing by $52.8 million, or 10.9%, and time deposits rising $257.1 million, or 24.9%. Sequentially, deposits rose $151.5 million, or 32.4%, on an annualized basis, with demand deposits decreasing by $21.7 million, savings and interest-bearing demand accounts growing $21.7 million, and time deposits increasing by $151.5 million.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased increased $77.5 million, or 52.5%, year-over-year, to $225.1 million at March 31, 2008.  Of the total increase, $50 million represents a structured repurchase agreement with a correspondent bank. Since December 31, 2007, repurchase agreements and Fed funds purchased are up $2.6 million.

Investment Securities

Investment securities increased $64.1 million, or 24.8%, from $258.8 million at March 31, 2007, to $322.9 million at March 31, 2008, and were down slightly during the three months ended March 31, 2008. The majority of the year-over-year growth in securities was concentrated in pass-throughs and CMOs issued by U.S. government agencies, and various bank-qualified municipals. The Bank does not hold any collateralized debt obligations or non-government agency pass-throughs in its portfolio.

Other Borrowed Funds

Year-over-year, other borrowed funds increased $25 million due to an advance from the Federal Home Loan Bank of Atlanta.

Stockholders’ Equity

Stockholders’ equity increased $28.5 million, or 19.4%, from $146.8 million at March 31, 2007, to $175.2 million at March 31, 2008, with earnings of $23.5 million over the twelve-month period, a $3.3 million increase in other comprehensive income related to the investment securities portfolio, and $1.7 million from proceeds and tax benefits related to the exercise of options by company directors, officers and employees and stock option expense credits.

On March 26, 2008, the Company declared a 10% stock dividend to be paid on May 7, 2008, to stockholders of record as of the close of business on April 14, 2008.  This will be the thirteenth consecutive year that a stock dividend or split has been paid.

Although the Company and the Bank remain well-capitalized for regulatory purposes, the Company is proactively considering the impact of current market conditions and balance sheet growth on the adequacy of capital, and reviewing alternatives to maintain and enhance our capital position.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on April 24, 2008, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2008 financial results. The public is invited to listen to this conference call by dialing 866-847-7860 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 24, 2008, until 11:59 p.m. Eastern Daylight Time on May 1, 2008. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1228856.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-six branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007	% Change
Summary Operating Results:
Interest and dividend income	$40,063	$36,107	11.0%
Interest expense	20,598	18,218	13.1%
Net interest and dividend income	19,465	17,889	8.8%
Provision for loan losses	4,112	360	1142.2%
Non-interest income	1,631	1,862	-12.4%
Non-interest expense	10,792	9,489	13.7%
Income before income taxes	6,192	9,902	-37.5%
Net income	$4,148	$6,474	-35.9%

Performance Ratios:
Return on average assets	0.69%	1.31%
Return on average equity	9.61%	18.37%
Net interest margin	3.34%	3.74%
Efficiency ratio (1)	51.16%	48.04%

Per Share Data: (2)
Net income-basic	$0.16	$0.25	-36.0%
Net income-diluted	$0.15	$0.24	-37.5%
Average number of shares outstanding:
Basic	26,532,920	26,274,494
Diluted	27,269,248	27,446,962

	As of March 31,
	2008	2007	% Change
Selected Balance Sheet Data:
Loans, net	$2,083,149	$1,689,670	23.3%
Investment securities	322,880	258,779	24.8%
Assets	2,501,358	2,061,544	21.3%
Deposits	2,020,614	1,710,775	18.1%
Stockholders’ equity	175,241	146,772	19.4%
Book value per share (2)	$6.60	$5.59	18.0%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	9.39%	10.42%
Bank	7.58%	7.84%
Total qualifying capital:
Company	10.51%	11.43%
Bank	10.47%	11.21%

Asset Quality:
Non-performing assets:
Non-accrual loans	$17,480	$3,866	452.1%
OREO	5,720	—	N/A
Total non-performing assets	$23,200	$3,866	600.1%
Loans 90+ days past due and still accruing	2,000	—	N/A
Total non-performing assets and past due loans	$25,200	$3,866	651.8%

Non-performing assets
to total loans:	1.10%	0.23%
to total assets:	0.93%	0.19%
Non-performing assets and past due loans
to total loans:	1.19%	0.23%
to total assets:	1.01%	0.19%
Allowance for loan losses to total loans	1.20%	1.08%
Net charge-offs (recoveries)	$946	$18
Net charge-offs to average loans outstanding	0.05%	0.001%

	As of March 31,
	2008	2007	% Change
Loan Portfolio:
Commercial	$254,294	$194,552	30.7%
Real estate-one-to-four family residential	286,255	198,283	44.4%
Real estate-multi-family residential	62,321	58,234	7.0%
Real estate-nonfarm, nonresidential	927,607	699,362	32.6%
Real estate-construction	574,011	556,692	3.1%
Farmland	1,686	—	100.0%
Consumer	7,700	6,235	23.5%
Total loans	$2,113,874	$1,713,358	23.4%
Less unearned income	5,299	5,245	1.0%
Less allowance for loan losses	25,426	18,443	37.9%
Loans, net	$2,083,149	$1,689,670	23.3%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$243,490	$193,069	26.1%
Domestic corporate debt obligations	7,792	6,040	29.0%
Obligations of states and political subdivisions	23,319	9,987	233.5%
Restricted stock:
Federal Reserve Bank	1,442	1,442	—
Federal Home Loan Bank	5,334	3,506	52.1%
Community Bankers’ Bank	55	55	—
	$281,432	$214,099	31.4%
Held-to-maturity:
U.S. Government Agency obligations	$22,445	$34,313	-34.6%
Obligations of states and political subdivisions	19,003	10,367	83.3%
	$41,448	$44,680	-7.2%

(1)  Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

(2) Adjusted to give effect to a 10% stock dividend payable May 7, 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of March 31,

(Unaudited)

	2008	2007
Assets
Cash and due from banks	$34,785	$23,640
Interest-bearing deposits with other banks	1,154	1,094
Securities (fair value: 2008, $323,698; 2007, $258,116)	322,880	258,779
Federal funds sold	—	37,159
Loans held-for-sale	3,432	8,202
Loans, net of allowance for loan losses of $25,426 in 2008 and $18,443 in 2007	2,083,149	1,689,670
Bank premises and equipment, net	13,463	10,113
Accrued interest receivable	11,091	9,825
Other assets	31,404	23,062
Total assets	$2,501,358	$2,061,544
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$192,095	$192,116
Savings and interest-bearing demand deposits	538,872	486,068
Time deposits	1,289,647	1,032,591
Total deposits	$2,020,614	$1,710,775
Securities sold under agreement to repurchase and federal funds purchased	225,099	147,631
Other borrowed funds	25,000	—
Trust preferred capital notes	41,244	44,344
Accrued interest payable	8,333	6,601
Other liabilities	5,827	5,421
Total liabilities	$2,326,117	$1,914,772
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and unissued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2008, 24,122,262; 2007, 21,716,392	24,122	21,716
Surplus	73,916	31,364
Retained earnings	74,387	94,218
Accumulated other comprehensive loss, net	2,816	(526)
Total stockholders’ equity	$175,241	$146,772
Total liabilities and stockholders’ equity	$2,501,358	$2,061,544

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands except per share data)

Three Months Ended March 31,

(Unaudited)

	2008	2007
Interest and dividend income:
Interest and fees on loans	$35,891	$32,800
Interest and dividends on investment securities:
Taxable	3,779	2,676
Tax-exempt	271	90
Dividends	92	66
Interest on deposits with other banks	17	18
Interest on federal funds sold	13	457
Total interest and dividend income	$40,063	$36,107
Interest expense:
Deposits	$18,030	$16,190
Securities sold under agreement to repurchase and federal funds purchased	1,683	1,251
Other borrowed funds	194	—
Trust preferred capital notes	691	777
Total interest expense	$20,598	$18,218
Net interest income:	$19,465	$17,889
Provision for loan losses	4,112	360
Net interest income after provision for loan losses	$15,353	$17,529
Non-interest income:
Service charges and other fees	$921	$840
Non-deposit investment services commissions	150	184
Fees and net gains on loans held-for-sale	436	661
Other	124	177
Total non-interest income	$1,631	$1,862
Non-interest expense:
Salaries and employee benefits	$5,856	$5,536
Occupancy expense	2,147	1,616
Data processing	539	567
Other operating expense	2,250	1,770
Total non-interest expense	$10,792	$9,489
Income before taxes on income	$6,192	$9,902
Provision for income taxes	2,044	3,428
Net Income	$4,148	$6,474
Earnings per common share, basic (1)	$0.16	$0.25
Earnings per common share, diluted (1)	$0.15	$0.24

(1)  Adjusted to give effect to a 10% stock dividend payable May 7, 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended March 31,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$320,765	$4,142	5.26%	$241,140	$2,832	4.74%
Loans, net of unearned income (2)	2,030,623	35,891	7.10%	1,668,656	32,800	7.98%
Interest-bearing deposits in other banks	1,369	17	4.84%	1,336	18	5.59%
Federal funds sold	2,204	13	2.32%	35,134	457	5.20%
Total interest-earning assets	$2,354,961	$40,063	6.85%	$1,946,266	$36,107	7.53%
Other assets	64,005			61,494
Total Assets	$2,418,966			$2,007,760

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$146,319	$512	1.40%	$156,997	$648	1.67%
Money market accounts	206,536	1,655	3.21%	236,868	2,289	3.92%
Savings accounts	164,836	1,441	3.51%	77,992	807	4.20%
Time deposits	1,215,738	14,422	4.76%	1,016,081	12,446	4.97%
Total interest-bearing deposits	$1,733,429	$18,030	4.17%	$1,487,938	$16,190	4.41%
Securities sold under agreement to repurchase and federal funds purchased	234,194	1,683	2.88%	130,452	1,251	3.89%
Other borrowed funds	25,000	194	3.07%	—	—	—
Trust preferred capital notes	40,000	691	6.83%	43,000	777	7.23%
Total interest-bearing liabilities	$2,032,623	$20,598	4.06%	$1,661,390	$18,218	4.45%
Demand deposits and other liabilities	213,240			203,465
Total liabilities	$2,245,863			$1,864,855
Stockholders’ equity	173,103			142,905
Total liabilities and stockholders’ equity	$2,418,966			$2,007,760
Interest rate spread			2.79%			3.08%
Net interest income and margin		$19,465	3.34%		$17,889	3.74%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.29 million and $1.34 million for the three months ended March 31, 2008 and 2007, respectively.